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                                                                  Exhibit 99.1

                                                                 PRESS RELEASE
[JLG logo]                                               FOR IMMEDIATE RELEASE

JLG INDUSTRIES, INC.
1 JLG Drive
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                CONTACT:  JUNA ROWLAND
Fax (717) 485-6417                   DIRECTOR - CORPORATE & INVESTOR RELATIONS
www.jlg.com                                         (240) 313-1816, IR@JLG.COM


                       JLG ANNOUNCES FINANCIAL RESTATEMENT
         PROVIDES SECOND QUARTER GUIDANCE AND POSTPONES CONFERENCE CALL

         MCCONNELLSBURG, PA, FEBRUARY 18, 2004 - JLG Industries, Inc. (NYSE:
JLG) today announced that it will be restating its audited financial statements for the fiscal year ended July 31, 2003 and may be restating its unaudited financial statements for the first quarter ended October 31, 2003. The Company has determined that one transaction with $8.7 million in net revenues, $1.8 million in net profit and $.04 per diluted share for the fiscal year and fourth quarter ended July 31, 2003 was recognized prematurely. The restatement will result in a reduction of revenue and profit in the fourth quarter of fiscal 2003 and an equal or greater increase in revenue and profit recognized over the first three quarters of the current fiscal year. Reported results for the fiscal year 2003 were revenues of $759.8 million, net income of $14.2 million, and earnings per diluted share of $.33.

         The transaction, with a single customer, was originally recorded in July 2003. The Company re-examined the transaction terms and subsequent history and concluded that the transaction was incorrectly reported as a sale, rather than a consignment sale, which under generally accepted accounting principles, allows recognition of the revenues only upon final sale of the equipment by the consignee. As of February 2004, all of the equipment has now been sold, the majority in the fiscal 2004 second quarter.

         Management notified both the Audit Committee of the Board of Directors and Ernst & Young LLP, the Company's independent auditors, of the transaction. Ernst & Young has advised management and the Audit Committee that the improper accounting of this transaction reflects a material weakness in internal controls. The Company has commenced an internal review to determine the circumstances of this transaction, to rule out or identify any similar transactions within the current year and preceding three years and evaluate and recommend appropriate remedial action. The Company's outside counsel, Covington & Burling, is assisting in the review together with PricewaterhouseCoopers LLP, which serves as the Company's internal auditors.

         Pending completion of the review, the Company is delaying announcing earnings for the second quarter ended January 31, 2004. Fiscal second quarter revenue is expected to be approximately $237.3 million, an increase of $86 million or 57 percent from the prior year period. Sales from the OmniQuip acquisition contributed $49.8 million to the increase. Earnings per diluted share are expected to be in the range of $.05 to $.06.

                                     (more)

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JLG Industries, Inc. - page 2


         The Company filed its Annual Report on Form 10-K containing audited financial statements for fiscal 2003 on October 6, 2003, and its Quarterly Report on Form 10-Q containing unaudited statements for the first quarter of fiscal 2004 on November 26, 2003. It expects to re-file applicable reports with restated financial statements as soon as practicable. Accordingly, investors should rely on such previously filed reports only in the context of the information presented in this release.

         JLG Industries, Inc. is the world's leading producer of access equipment and highway-speed telescopic hydraulic excavators. The Company's diverse product portfolio encompasses leading brands such as JLG(R) aerial work platforms, JLG(R), SkyTrak(R), Lull(R) and Gradall(R) telehandlers; Gradall excavators, and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel net work that includes a highly trained and skilled direct sales force, direct marketing, the Internet, integrated supply programs and a network of distributors. In addition, JLG offers world-class after-sales service and support for its customers in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) credit risks from our financing of customer purchases; and (v) costs of raw materials and energy, as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-Q for the quarter ended October 31, 2003.

                    For more information, visit www.jlg.com.

        NOTE: Information contained on our website is not incorporated by reference into this press release.